Exhibit 99.15

DESCRIPTION OF REGISTRANT’S MEMBERSHIP INTERESTS1

General

The Company is a single member limited liability company organized in the Commonwealth of Virginia. The rights of the sole holder of the Company’s membership interests, Dominion, are generally governed by the Virginia Limited Liability Company Act (the “Act”) and the Company’s articles of organization and operating agreement. The Company’s articles of organization and operating agreement are filed with the Securities and Exchange Commission as Exhibits 3.1 and 3.2 to the Report on Form 8-K filed on June 26, 2014 by the Company.

On September 12, 2013, Dominion made an initial cash contribution to the Company and became its sole member. While no additional contributions are required to be made by Dominion, on September 30, 2013, Dominion contributed the stock of its wholly-owned subsidiaries Dominion Transmission, Inc., The East Ohio Gas Company d/b/a/ Dominion East Ohio and Dominion Iroquois, Inc. to the Company. As of the date of this prospectus, Dominion is the sole member of the Company and no additional members are contemplated.

The Board

Under the Company’s operating agreement, its business and affairs are managed by or under the direction of its Board, each member of which is deemed a “manager” under the Act. The Company’s sole member has the right to determine the size of the Board, to elect all Board members and to remove any Board member. Vacancies on the Board may be filled by the sole member or by the Board.

Distributions

The operating agreement provides that the Company will make annual distributions of any cash amounts that, in the reasonable determination of the Board, are not necessary for the Company’s operations, expenses or reserves. The Board is entitled to authorize more frequent distributions of such cash amounts in the Board’s sole discretion.

Expenses

The Company is responsible for all expenses, costs and liabilities arising from the management, organization or operation of the Company in accordance with its operating agreement (“Company Expenses”). The Sole Member is entitled to receive prompt reimbursement from the Company to the extent, if any, that it incurs any Company Expenses, unless such Company Expenses arose from a violation of the operating agreement, willful misconduct or knowing violation of criminal law.

Additional Members

The Company’s operating agreement prohibits the transfer of the sole member’s interest in the Company and the admission of members in addition to the sole member unless all of the following requirements are satisfied: (a) the sole member grants prior written consent to the admission of the additional member; (b) the Company and the sole member amend or replace the operating agreement as may be necessary or appropriate for the purpose of addressing any issues raised by joint or multiple ownership of the Company, including (without limitation) changes to the status of the Company for federal income tax purposes; and (c) each person or entity who seeks to be admitted as a member of the Company

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.

executes the operating agreement, as amended and restated, and makes any required capital contributions to the Company in full. The sole member is not permitted to resign or withdraw from the Company, except by operation of law or as the result of a transfer of its entire interest in the Company in accordance with the operating agreement.

Dissolution

The Company shall dissolve upon the occurrence of any of the following events: (a) the written instruction of the sole member; (b) the sale or other transfer of all, or substantially all, of the Company’s non-cash assets; or (c) any event requiring dissolution under the Act. Upon the dissolution of the Company, and subject to the requirements of the Act, the Board will distribute the assets of the Company in the following order of priority: (a) first, to any creditors of the Company; (b) second, to known and reasonably estimated costs of dissolution and winding up; (c) third, to any reserves established by the Board, in the sole discretion thereof, for contingent liabilities of the Company; and (d) fourth, to the sole member.

Other

Upon prior notice of at least two (2) business days to the Board and the Company, any designated representative of the sole member may, during ordinary business hours, inspect the company records and copy them at the expense of the sole member.

The members of the Company do not have preemptive rights to acquire additional membership interests in the Company.

The operating agreement also provides that the Company will indemnify its affiliates (including the sole member) in the event that they become involved in litigation as a result of their role with the Company, except to the extent that the party seeking indemnification has engaged in acts or omissions that violated the operating agreement, constituted willful misconduct or resulted from a knowing violation of criminal law.

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